Exhibit 10.8

Summary of BSA Plans

Share warrants, or BSAs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. In addition to any exercise price payable by a holder upon the exercise of any share warrant, share warrants need to be subscribed for at a price which is determined by the board of directors at the time of the grant.

Administration. Pursuant to delegations granted at our annual meeting, our board of directors determines the recipients, dates of grant and exercise price of share warrants, the number of share warrants to be granted and the terms and conditions of the share warrants, including the period of their exercisability and their vesting schedule. In its discretion, the board of directors has the authority to extend the exercise period of share warrants post-termination.

Underlying shares. The securities to which the warrants give rights are ordinary shares. Each warrant gives the holder the right to purchase up to ten (10) ordinary shares.

Allocation. Our share warrants are generally granted to executive officers, directors or employees of our company. Our BSA2014 and the underlying shares are, however, reserved for our Chief Medical Officer. Share warrants may not be transferred.

Standard terms. The BSA2012 share warrants granted by us become immediately exercisable (i) in the case of a definitive initial offering of the company to a market, whether regulated or unregulated, French, European or foreign or (ii) up to four (4) times per year and for the exercise of a minimum of fifty (50) shares. BSA2012 share warrant holders shall only be able to exercise the entirety of their warrants, already subscribed or allocated but not yet subscribed, in the event that one of the following operations occurs: (i) acceptance, by shareholders representing at least 66.67% of the shares constituting the share capital of our company, of a firm, definitive buyback offer pertaining to control of the company (as pursuant to Article L. 233-3 of the French Commercial Code), or (ii) the formation of a merger agreement providing for absorption of the company.

The conditions of exercise of our BSA2014 share warrants are as follows: the BSA2014 share warrants can be exercised (i) on one single occasion, or except in the event of an M&A operation, up to four (4) times per year, and (ii) for the exercise of a minimum of fifty (50) shares. In the event of a so-called M&A operation, holders of BSA2014 share warrants shall have five (5) business days starting from notice by the company of the occurrence of such an event to exercise all of their BSA2014 share warrants. However, the exercise of the BSA2014 share warrants may be cancelled in the event of the ultimate non-performance of the takeover or the merger operation, for any reason whatsoever.

Vesting period. The vesting period for BSA2012 occurs from May to July 2012, 2013, 2014 and 2015 and the vesting period for the BSA2014 occurs during the second trimester of each year as of 2015.

Final date for exercising share warrants. The BSA2012 will expire on May 20, 2020 and the BSA2014 will expire on January 22, 2024.